Exhibit (m)(4)(ii)

NEUBERGER BERMAN INCOME FUNDS

CLASS C

PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

Class C of the following series of Neuberger Berman Income Funds are subject to this Plan Pursuant to 12b-1, at the fee rates specified:

Series	Distribution Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Core Bond Fund	0.75%
Neuberger Berman Emerging Markets Debt Fund	0.75%
Neuberger Berman Floating Rate Income Fund	0.75%
Neuberger Berman High Income Bond Fund	0.75%
Neuberger Berman Municipal High Income Fund	0.75%
Neuberger Berman Municipal Impact Fund	0.75%
Neuberger Berman Municipal Intermediate Bond Fund	0.75%
Neuberger Berman Strategic Income Fund	0.75%

Series	Service Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Core Bond Fund	0.25%
Neuberger Berman Emerging Markets Debt Fund	0.25%
Neuberger Berman Floating Rate Income Fund	0.25%
Neuberger Berman High Income Bond Fund	0.25%
Neuberger Berman Municipal High Income Fund	0.25%
Neuberger Berman Municipal Impact Fund	0.25%
Neuberger Berman Municipal Intermediate Bond Fund	0.25%
Neuberger Berman Strategic Income Fund	0.25%

Dated: June 21, 2024